Exhibit 99.1

Lennox International Statement on Tornado Damage at Manufacturing Facility

DALLAS, July 20, 2018 – Lennox International Inc. (NYSE: LII) today announced that its manufacturing facility in Marshalltown, Iowa was damaged by a tornado on Thursday, July 19. There were no reported injuries to our on-site employees. The extent of damage to the facility is currently being assessed.

“Our first priority is ensuring the safety of our employees, and we are pleased that there have been no reported injuries,” said Chairman and CEO Todd Bluedorn. “Second is our commitment to serving our customers. An advantage of owning our own distribution network across North America is that we have a supply of more than 40 days of equipment in more than 235 distribution centers and stores ready to support our customers in the field. Beyond that, more than 75 percent of our North America residential equipment units are manufactured at our facilities in Mexico and South Carolina, and those teams stand ready to step up as Marshalltown recovers. Since the company’s founding 123 years ago in Marshalltown, the Lennox team has worked together supporting each other, the community, and our loyal customers – and will continue to do so through this challenge.”

About Lennox International

Lennox International Inc. is a global leader in the heating, air conditioning, and refrigeration markets. Lennox International stock is listed on the New York Stock Exchange and traded under the symbol “LII”. Additional information is available at: www.lennoxinternational.com or by contacting Steve Harrison, Vice President, Investor Relations, at 972-497-6670.